CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
APEX 4, INC.
(Originally incorporated on May 18, 2012)

APEX 4, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the "Corporation"), does hereby certify that:

    The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 18, 2012.

    The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation by amending Article 1 thereof, so that Article 1 shall read as follows:

    "The name of this Corporation is "Privileged World Travel Club, Inc."

    This Certificate of Amendment of Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228, and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been duly executed as of the 19th day of July, 2012.

/s/ Gregory Lykiardopoulos

Gregory Lykiardopoulos, Chairman